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                                                                    EXHIBIT 10.6

                                TABLE OF CONTENTS
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
 1.      License........................................................................   2

         1.1      Grant.................................................................   2
         1.2      Restrictions..........................................................   2

 2.      Location.......................................................................   2

         2.1      Initial Location......................................................   2
         2.2      Relocation............................................................   2

 3.      Restaurant Construction and Opening Date.......................................   3

         3.1      Lease, Mortgage or Deed of Trust......................................   3
         3.2      Plans.................................................................   3
         3.3      Opening Date..........................................................   4

 4.      Training and Assistance........................................................   4

         4.1      Manager Training......................................................   4
         4.2      Opening Assistance....................................................   5
         4.3      Subsequent Training...................................................   6
         4.4      Operating Manual, Recipe Manual and Menu..............................   6
         4.5      Consultation..........................................................   6
         4.6      Compliance............................................................   7

 5.      Restaurant Operation...........................................................   7

         5.1      Business Name.........................................................   7
         5.2      Signs.................................................................   7
         5.3      Insurance.............................................................   7
         5.4      Employees.............................................................   9
         5.5      Managers..............................................................   9
         5.6      Hours.................................................................  10
         5.7      Products for Sale.....................................................  10
         5.8      Approved Suppliers....................................................  10
         5.9      Maintenance and Repairs...............................................  11
         5.10     Alterations...........................................................  12
         5.11     Remodeling and Redecoration...........................................  12
         5.12     Compliance with Laws and Good Business Practices......................  13
         5.13     Notice of Action......................................................  13

 6.      Changes........................................................................  13

 7.      The Marks; Proprietary Information.............................................  14

         7.1      Ownership of the Marks................................................  14
         7.2      Litigation............................................................  14
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
         7.3      Nonexclusivity of License.............................................  15
         7.4      Registration..........................................................  15
         7.5      Offering of Securities................................................  15
         7.6      Proprietary Information...............................................  15

 8.      Payments.......................................................................  17

         8.1      Franchise Fee.........................................................  17
         8.2      Continuing Payments...................................................  17

                  8.2.4    Application of Payments......................................  18

 9.      Advertising....................................................................  18

         9.1      Advertising Fee.......................................................  18
         9.2      Telephone Directory Listings..........................................  19
         9.3      Approved Advertising..................................................  19

10.      Financial Statements; Maintenance of Books and Records: Inspections............  19

         10.1     Weekly Report.........................................................  19
         10.2     Periodic Reports......................................................  19
         10.3     Annual Reports........................................................  19
         10.4     Form of Reports.......................................................  20
         10.5     Records...............................................................  20
         10.6     Audits................................................................  20
         10.7     Inspections...........................................................  21

11.      Additional Conditions..........................................................  21

         11.1     Other Locations.......................................................  21
         11.2     Other Businesses......................................................  21
         11.3     Independent Contractor................................................  22
         11.4     Indemnity.............................................................  22

                  11.4.1   Franchisee Indemnity.........................................  22
                  11.4.2   Franchisor Indemnity.........................................  22

         11.5     Corporate Franchisees.................................................  23

12.      Assignment.....................................................................  23

         12.1     Transfers.............................................................  23
         12.2     Assignment to Corporation.............................................  25
         12.3     Franchisor's Right of First Refusal...................................  25
         12.4     No Waiver or Release of Existing Claims...............................  26
         12.5     Assignment by Franchisor..............................................  26
         12.6     Rights Upon Death or Incapacity.......................................  26

13.      Term; Renewal; Termination.....................................................  27

         13.1     Term..................................................................  27
         13.2     Renewal...............................................................  27
         13.3     Extension.............................................................  28
         13.4     Termination by Franchisor upon Event of Default.......................  28
         13.5     Termination by Franchisee.............................................  30
         13.6     Effect of Termination.................................................  30
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
14.      Noncompetition.................................................................  33
15.      Arbitration....................................................................  34
16.      General Provisions.............................................................  34

         16.1     Franchisee's Warranty.................................................  34
         16.2     Notices...............................................................  34
         16.3     Integration...........................................................  35
         16.4     Governing Law and Construction........................................  35
         16.5     Waiver................................................................  35
         16.6     Binding Effect........................................................  35
         16.7     Captions..............................................................  35
         16.8     Severability..........................................................  35
         16.9     Equally Favorable Treatment...........................................  35
         16.10    Acknowledgement.......................................................  36
         16.11    Disclaimer............................................................  37

Appendix

    Exhibits

         Exhibit A  Marks
         Exhibit B  Location
         Exhibit C  Shareholder List

     Acknowledgement of Receipt of Completed Agreements
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
                                 HOMETOWN BUFFET

                               FRANCHISE AGREEMENT


         BETWEEN:  HomeTown Buffet, Inc.,                     FRANCHISOR
                   a Delaware corporation
                   9171 Towne Centre Drive, #260
                   San Diego, California 92122

         AND:      HTB Restaurants, Inc.,                     FRANCHISEE
                   a Delaware corporation
                   1010 West 2610 South
                   Salt Lake City, Utah 84119-2486



                                 R E C I T A L S

         A. Franchisor has developed a distinctive restaurant business known and referred to as HomeTown Buffet that is based on operating restaurants which feature a unique restaurant business system developed by Franchisor characterized by a self-service buffet, with customers serving themselves from scattered buffet service islands and includes special recipes and food preparation methods, distinctive menus and a stylized restaurant appearance, specially designed equipment and a unique system of operation and method of doing business and other distinctive and special elements, all of which may be improved, further developed or otherwise modified from time to time (the "Restaurant System").

         B. Franchisor has rights to certain service marks, trademarks and related logos used in connection with the Restaurant System and franchise operations and may develop additional such marks in the future (the "Marks") and is the exclusive licensee of the mark "HOMETOWN" pursuant to a license agreement dated as of April 29, 1991, between Franchisor and Hometown Pharmacy Company, Inc. A copy of the current logotype version of Franchisor's "HOMETOWN BUFFET" name and service mark is attached as Exhibit A.

         C. Franchisee has examined and fully considered an Offering Circular that Franchisor has presented to Franchisee. Franchisee acknowledges that Franchisor has made no projections of cost or revenue of such business and that Franchisor has advised Franchisee to seek the counsel of independent professionals respecting the terms and conditions of this agreement. Franchisee has independently and carefully assessed the risk of undertaking the business franchised under this agreement and has developed its own projections of the cost and possible revenues of such a business.

         D. Franchisee desires Franchisor to train and franchise it to operate a HomeTown Buffet restaurant according to this agreement, using the Marks and Franchisor's standards, methods and techniques. Franchisor is willing to grant such a franchise to Franchisee upon the terms and conditions set forth in this agreement.

         NOW, THEREFORE, in consideration of the foregoing and in further consideration of the obligations and undertakings of each party as set forth in this agreement, Franchisor and Franchisee agree as follows:

         1. License.

            1.1 Grant. Subject to the terms and conditions of this agreement, Franchisor grants Franchisee for the term of this agreement a nonexclusive right to use the Marks and the Proprietary Information (as defined in Section 7.6) exclusively in connection with the operation by Franchisee of the restaurant (the "Restaurant") contemplated by this agreement at the Location (as defined in Section 2.1).

            1.2 Restrictions. Franchisee will operate the Restaurant in conformity in every respect with all provisions of this agreement, the Franchise Operating Manual, Recipe Manual and Menu referred to in Section 4.4 and as otherwise specified or required from time to time in writing by Franchisor and will use its best efforts to achieve the highest practicable level of sales and to make the Restaurant as productive as possible.

         2. Location.

            2.1 Initial Location. The Restaurant shall be located at the address described on the attached Exhibit B (the "Location"). Franchisor's approval of the Location shall not be construed as a representation of the eventual success of the Restaurant at the Location.

            2.2 Relocation. Notwithstanding any provision in this agreement to the contrary, Franchisee may, with the prior written approval of Franchisor, relocate the Restaurant to another location during the term of this agreement. The failure of Franchisee to obtain the written approval of Franchisor prior to the relocation shall be a material breach of this agreement. In the event Location is relocated pursuant to this provision, the "new" location must comply with all applicable provisions of this agreement and with the standards then being required of new franchisees by Franchisor. If, pursuant to the terms of this Section, Franchisee relocates the Location to another location during the term of this agreement,


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

then Franchisee shall pay Franchisor a relocation fee equal to 50 percent of the then applicable franchise fee.

         3. Restaurant Construction and Opening Date.

            3.1 Lease, Mortgage or Deed of Trust. Any lease, mortgage or deed of trust for the Location or the Restaurant premises must be approved in advance in writing by Franchisor, which approval shall not be unreasonably withheld. Franchisor shall provide Franchisee with a copy of its standard lease for use in leasing the Location. In the event Franchisee does not use Franchisor's standard lease, Franchisee agrees to deliver a true and correct copy of such lease, mortgage or deed of trust to Franchisor not less than ten (10) days prior to execution thereof by Franchisee. Any such lease must have a remaining term at least as long as the remaining term of this agreement, must require lessor to give Franchisor reasonable written notice of Franchisee's default under the lease and written notice of termination on the same terms set forth with respect to the Franchisee, and must allow Franchisor the opportunity to cure Franchisee's default under the lease without such cure constituting an assumption of the lease or any obligation by Franchisor. Any such mortgage or deed of trust must require reasonable written notice to Franchisor of intent to foreclose and must allow Franchisor the opportunity to cure Franchisee's default under the mortgage or deed of trust without such cure constituting an assumption of the mortgage or deed of trust or any obligation by Franchisor. Any such lease, mortgage or deed of trust shall permit assumption by Franchisor or its designee without consent in the event Franchisor purchases the Restaurant pursuant to Section 12.3, Section 13.6 or otherwise.

            3.2 Plans. Franchisee shall develop architectural plans, including building plans and site plans, and specifications for the Restaurant's interior and exterior design, decoration and layout consistent with the standards and specifications established by Franchisor. Franchisor during its regular business hours shall make generally available to Franchisee its personnel for telephone and written consultation regarding design, decoration and layout of the Restaurant. Franchisor shall provide Franchisee with its standardized building plans for the Restaurant. Franchisee may use these building plans or develop its own, provided that if Franchisee uses the standardized plans, Franchisee shall be responsible for all fees charged by the architect for the use of such building plans. If Franchisee uses the standardized plans, Franchisee shall be responsible for preparation of a suitable site plan and for site-specific modifications to the standardized plans. Franchisee shall not commence improvement of the Location until (a) all final plans and specifications have been submitted to and are approved by Franchisor, which approval shall not be unreasonably withheld or delayed; (b) all


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

necessary financing to fully develop the Restaurant has been secured; and (c) all necessary governmental approvals and permits have been obtained. Franchisee shall construct, complete and fully furnish and equip the Restaurant at its sole expense according to such plans and specifications as are approved by Franchisor.

            3.3 Opening Date. Franchisee shall commence substantial improvement of the Location for the Restaurant on or before 120 days after the execution of this agreement and shall complete, fully furnish and equip and open the Restaurant for business on or before 270 days after the execution of this agreement (the "Opening Date"); provided, however, that in any event Franchisee shall open the Restaurant for business as required under any development schedule under the Multiple Unit Agreement between Franchisor and Franchisee dated October 9, 1991, as amended from time to time, relating to the development of multiple franchise units of HomeTown Buffet restaurants (the "Multiple Unit Agreement"). If Franchisee fails to meet the requirements of this Section within the times specified, Franchisor may terminate this agreement upon refunding to Franchisee 50 percent of the franchise fee paid pursuant to Section 8.1. Franchisor may retain the remainder of the franchise fee to defray its costs for training, consultation, site selection review and other services provided and expenses incurred in connection with the sale and development of the franchise for the Restaurant.

         4. Training and Assistance.

            4.1 Manager Training.

                4.1.1 Franchisor will provide a mandatory training program to Franchisee's Designated Manager (as defined in Section 5.5) and one of Franchisee's assistant managers prior to the Opening Date. The manager training program will be conducted at the HomeTown Buffet located in Medford, Oregon or such other location as may be designated by Franchisor and will be offered from time to time as necessary to accommodate new franchisees. The manager training program will consist primarily of on-the-job training in a HomeTown Buffet restaurant, supplemented at the option of Franchisor by classroom instruction, individual study and question and answer sessions. The training program will be for a minimum of four weeks and for such additional period of time as Franchisor shall deem necessary and will include instruction in the basic elements of the Restaurant System and the management, operation and maintenance of the Restaurant and the use of the Operating Manual, Recipe Manual and other Proprietary Information. Except as provided in Section 4.1.3, Franchisee will not be charged tuition for such manager training for the Designated Manager and one of Franchisee's assistant managers, but


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Franchisee will be responsible for all compensation of the managers and all associated expenses, including without limitation meals, lodging and transportation.

                4.1.2 Before the Restaurant is open for business, Franchisee's Designated Manager and one of Franchisee's assistant managers shall take and complete the manager training program, to Franchisor's satisfaction, such satisfaction to be determined in Franchisor's sole discretion. If Franchisee's Designated Manager and at least one of Franchisee's assistant managers do not successfully take and complete the manager training program to Franchisor's satisfaction before the Opening Date, Franchisor may terminate this agreement upon refunding to Franchisee 50 percent of the franchise fee paid pursuant to
Section 8.1. Franchisor may retain the remainder of such franchise fee to defray its costs for training, consultation, location selection review and other services provided and expenses incurred in the sale and development of the franchise for the Restaurant.

                4.1.3 If Franchisee hires a new manager or assistant manager who has not successfully completed Franchisor's manager training program, then any such new manager or assistant manager must successfully complete the training Program within 30 days after the date of hire by Franchisee; provided that if, in Franchisor's judgment, it is not necessary for the new manager or assistant manager to complete the training program, Franchisor may waive this requirement. After opening, Franchisor will offer the manager training program to Franchisee's new managers and assistant managers from time to time as deemed necessary by Franchisor. Franchisee must pay Franchisor the then-current training fee for each such person who attends the Franchisor's training program. As an alternative to providing all or any part of such training itself, Franchisor, in its sole discretion, may certify Franchisee to conduct, or assist in conducting, the manager training program for Franchisee's new managers. To the extent such training is conducted by Franchisor, Franchisor may charge Franchisee tuition of up to $2,000 per manager for the training of managers other than those for whom tuition is not required under Section 4.1.2.

            4.2 Opening Assistance. For the opening of the Restaurant, Franchisor during its regular business hours shall make generally available to Franchisee its personnel for telephone and written consultation regarding the opening of the Restaurant. Franchisor will dispatch an opening team of at least three personnel to the Restaurant to consult and assist Franchisee and its managers regarding the opening, the initial marketing and sales effort and the management and operation of the Restaurant, for a period not to exceed two weeks, the exact period to be determined by Franchisor. Such consultation and assistance shall be provided at no additional cost to Franchisee.

            4.3 Subsequent Training. From time to time, Franchisor may provide and may require that Franchisee's Designated Manager and/or assistant managers attend, and complete to Franchisor's satisfaction, refresher training programs, seminars or meetings. Such programs will be held at locations designated by Franchisor and will be provided without charge to Franchisee. Franchisee, however, will be responsible for all compensation of such managers and all associated expenses, including without limitation meals, lodging and transportation.

            4.4 Operating Manual, Recipe Manual and Menu. In order for Franchisor to maintain uniform standards of operation among its franchisees and to protect and enhance the goodwill and acceptance relating to the Restaurant System and the Marks, Franchisor will furnish to Franchisee one copy and any supplements and modifications to its Operating Manual (the "Operating Manual"), Standard Recipe Manual (the "Recipe Manual") and Standard Menu (the "Menu"). Franchisee will conform to the common image and identity created by the foods, products, premiums, novelty items, recipes, ingredients, cooking techniques and processes and the services associated with the Restaurant System which are portrayed and described by the Operating Manual, Recipe Manual and Menu. Franchisee acknowledges that the Operating Manual, Recipe Manual and Menu shall at all times remain the sole and exclusive property of Franchisor and that Franchisee is merely licensed to use the same as provided in this agreement. It is further understood that the Operating Manual, Recipe Manual and Menu are deemed confidential in all respects and constitute Proprietary Information and are subject to all the restrictions of Section 7.6. Franchisor may from time to time revise and update the Operating Manual, Recipe Manual and Menu in order to include any improvements or changes that Franchisor may adopt in its sole discretion. Franchisee will not use the Operating Manual, Recipe Manual or the Menu or any information contained therein in connection with the operation of any other business or for any purpose other than in conjunction with the operation of Franchisee's franchise.

            4.5 Consultation. Franchisor shall make its personnel available to Franchisee during Franchisor's regular business hours for telephone consultation and for written correspondence on problems or questions that Franchisee may desire to discuss regarding operation of the Restaurant. Other assistance, including visits by Franchisor's personnel to Franchisee's Restaurant, also will be provided at Franchisor's sole discretion and within the limits of its staffing. Except as set forth in Section 4.2, if such visits are made at the request of Franchisee, Franchisee shall pay the associated meals, lodging and transportation expenses incurred by Franchisor or its personnel. Such reimbursement to be paid after billing pursuant to Section 8.2.2.

            4.6 Compliance. Franchisee agrees to faithfully and completely follow and observe all standards, specifications, requirements, instructions and procedures (a) as set forth in the Operating Manual, Recipe Manual and Menu and any amendments or supplements thereto and any bulletins or materials provided by Franchisor; (b) as taught in any training course conducted by Franchisor; (c) as otherwise established from time to time by Franchisor pursuant to this agreement. Franchisee shall cause all its Restaurant employees to be trained with respect to all such standards, specifications, requirements, instructions and procedures as are relevant to the performance of their respective duties.

         5. Restaurant Operation.

            5.1 Business Name. At its own expense, Franchisee shall comply with all applicable federal, state and local laws governing registration and use of assumed business names in connection with operation of the Restaurant. Franchisee shall not use any of the Marks or any similar words as part of its corporate or business name. Franchisee shall not license, register or purchase vehicles, fixtures, products, supplies or equipment or perform any other activity or incur any obligation or indebtedness except in its own corporate or business name.

            5.2 Signs. At its own expense, Franchisee will have made and will exhibit and maintain on the inside and outside of the Restaurant a signing package that conforms to specifications established from time to time by Franchisor. Franchisee may not display on the inside or outside of the Restaurant any signs not approved by Franchisor.

            5.3 Insurance.

                5.3.1 Franchisee shall procure and maintain in full force and effect, at its sole cost and expense, insurance coverage for the Restaurant and Location in an amount and form satisfactory to Franchisor, including, but not limited to:

                      (a) general liability insurance with coverage of at least
            one million dollars insuring Franchisee, Franchisor and their respective officers, directors, agents and employees from and against any and all loss, liability, claim or expense of any kind whatsoever, including bodily injury, personal injury, death, property damage, products liability and all other occurrences resulting from the condition, operation, use, business or occupancy of the Restaurant and the Location, including the surrounding premises or area, the parking area and the sidewalks of the Location;

                      (b) "all risks" property insurance coverage, which shall
            include fire and extended coverage, for the inventory, machinery, equipment, fixtures and furnishings owned or leased by Franchisee and used by Franchisee or at the Location with coverage limits of at least "replacement" cost;

                      (c) all insurance required under any lease, mortgage, deed of trust, contract for deed or any other legal contract in connection with the Location or the Restaurant; and

                      (d) all other insurance required by state or federal law,
            including workers' compensation insurance for its employees.

                5.3.2 If Franchisee, or any of Franchisee's shareholders or partners, owns, either directly or indirectly, the building or the business premises at the Location, then Franchisee will insure the building or the business premises for and against all risk, loss and damages in an amount equal to at least "replacement" cost. If the Location is either partially or completely destroyed by fire or any other catastrophe, then Franchisee will use the insurance proceeds to repair or reconstruct the Location and recommence business as soon as reasonably possible.

                5.3.3 All insurance companies providing coverage to Franchisee must be acceptable to and approved by Franchisor, and must be licensed in the state where coverage is provided. Franchisee will provide Franchisor with certificates of insurance evidencing the insurance coverage required of Franchisee pursuant to this Section 5.3 no later than the date the Franchisee opens for business, and Franchisee will immediately provide, upon expiration, change or cancellation, a new certificate of insurance to the Franchisor.

                5.3.4 All liability insurance policies procured and maintained by Franchisee will require the insurance company to provide and pay for attorneys to defend any legal actions, lawsuits or claims brought against Franchisee, Franchisor and their respective officers, directors and employees.

                5.3.5 All insurance policies procured and maintained by Franchisee pursuant to this Section 5.3 will name

Franchisor as an additional insured (with the exception of workers' compensation, will contain endorsements by the insurance companies waiving all rights of subrogation against Franchisor, and will stipulate that Franchisor will receive copies of all notices of cancellation, nonrenewal or coverage reduction or elimination at least 30 days prior to the effective date of such cancellation, nonrenewal or coverage change.

                5.3.6 Franchisor shall have the right and authority to require additional insurance coverage and higher policy limits than set forth above as may be specified by Franchisor in writing.

                5.3.7 In the event Franchisee, for any reason, fails to procure and maintain the insurance coverage required by this Section, Franchisor shall have the right and authority to immediately procure such insurance coverage and charge the cost thereof to Franchisee, which charges shall be paid immediately upon written notice and shall be subject to charges for late payments in the manner set forth in Section 8.2.3.

                5.3.8 Franchisee may self-insure for any of the risks described in this Section 5.3, provided that Franchisee reasonably believes the coverage required for any such risk exceeds reasonably necessary coverage or reasonably believes that the premiums necessary to support such coverage are excessive.

            5.4 Employees. Franchisee shall employ, train (with the assistance described in Section 4), compensate and maintain at all times during the term of this agreement sufficient personnel to operate the Restaurant in conformance with the standards, procedures and requirements set forth in this agreement, the Operating Manual and as otherwise specified or required from time to time orally or in writing by Franchisor.

            5.5 Managers. Franchisee shall at all times have a qualified designated manager of the Restaurant (the "Designated Manager") and at least one full-time qualified assistant manager and may appoint as many additional assistant managers as Franchisee deems appropriate. Franchisee shall notify Franchisor immediately of the designation of the initial manager and any replacement manager. It is of the essence of this agreement that the Designated Manager shall devote his or her full time and energies to achieving the highest practicable level of sales and making the Restaurant as productive as possible and that he or she shall directly supervise, on the premises, the operation of the Restaurant. The Designated Manager or a qualified assistant manager shall be at the Restaurant during all hours of operation. The Designated Manager or an assistant manager shall be deemed to be


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

"qualified" as that term is used in this Section if the particular manager has completed to Franchisor's satisfaction the manager training described in Section 4.1.

            5.6 Hours. Franchisee shall cause the Restaurant to be open for business for the number of hours per day and the number of days each year consistent with the most common operating schedule of the HomeTown Buffet restaurants operated by Franchisor. In the first year the Restaurant is open, the number of days the Restaurant is required to be open for business shall be prorated from the opening date to the end of that calendar year. Franchisee may close the Restaurant for such periods as may be reasonably required to accomplish remodeling, repairs and alterations. Failure of Franchisee to cause the Restaurant to be open for business as described herein shall be excused for a period, not exceeding 180 days, where such failure is caused by acts beyond its reasonable control including but not limited to acts of God, or public enemy, acts of other parties, governmental laws, regulations or requirements, the acts or failure to act of any governmental authority, acts of civil or military authority, labor disputes, fires, riots, wars, embargoes, epidemics, floods, unusually severe weather, or shortage or absence of power or fuel. If the failure to cause the Restaurant to be open for business extends for a period beyond 180 days, Franchisee's obligation to open the Restaurant shall be excused and Franchisee's and Franchisor's obligations hereunder relating to the Restaurant shall terminate.

            5.7 Products for Sale. Franchisee must offer for sale all, and will sell only, those foods, beverages, products, goods, premiums, novelty items, clothing, souvenirs, merchandise, sundries and services (the "Items") set forth in the Operating Manual, Recipe Manual and Menu or otherwise specified from time to time orally or in writing by Franchisor, and Franchisee will conform to all customer service standards prescribed by Franchisor orally or in writing. Franchisee shall prepare foods, food items and beverages only in conformity with the Recipe Manual and Menu or as otherwise required by Franchisor. Franchisee may not sell or offer for sale any other Items without prior written consent of Franchisor. Franchisee will have the absolute right to sell all Items at whatever prices and upon whatever terms it deems appropriate.

            5.8 Approved Suppliers. Franchisee will purchase from suppliers approved in writing by the Franchisor those Items and those recipe ingredients, supplies, uniforms, machinery, signs, furniture, fixtures and equipment (the "Supplies") which are to be used or sold by Franchisee and which Franchisor determines meet the specifications or standards of quality and uniformity required to protect the valuable goodwill and uniformity symbolized by and associated with the Marks and the Restaurant System. Franchisor maintains and shall make available to Franchisee the names and addresses of approved suppliers for all Items and Supplies for which Franchisor has established specifications or standards. Franchisee will have the right and option to purchase these Items and supplies from other or outside suppliers provided that such Items and Supplies conform in quality to Franchisor's specifications or standards, as determined by Franchisor. If Franchisee desires to purchase any Items or Supplies from such other suppliers, then Franchisee must petition Franchisor for approval of such Items, Supplies and other suppliers and submit samples and specifications and/or standards to Franchisor for review and testing to determine whether the Items and Supplies comply with Franchisor's specifications or standards. Written approval of Franchisor must be obtained by Franchisee before Franchisee uses or sells any such Items or Supplies obtained from such previously unapproved supplier, which approval shall not be unreasonably withheld or delayed.

         With respect to any proposed new supplier, Franchisor reserves the right to require execution of a confidentiality agreement with Franchisor as a condition of approval. As a further condition of approval, Franchisor and its designees shall have the right to inspect the supplier's facilities. Franchisor shall notify Franchisee concerning approval or disapproval within a reasonable period of time, depending on the circumstances, after its receipt of the approval petition, required information, including samples and specifications or standards, and inspection of facilities. As a condition of continued approval, the supplier must permit Franchisor and its designees to reinspect the supplier's facilities as deemed necessary by Franchisor.

         Franchisor reserves the right to terminate approval of any supplier based on the supplier's breach of any agreement with Franchisor, including without limitation any confidentiality agreement, or the supplier's failure to consistently produce a product within the specifications or standards set forth in the Operating Manual, Recipe Manual and Menu.

         Franchisor will provide Franchisee at least 20 days' prior written notice of its intent to revoke approval of any approved supplier.

         5.9 Maintenance and Repairs. Franchisee shall maintain, at its expense, the condition of the Restaurant, including without limitation all furnishings, equipment, fixtures, signs, buildings and improvements, in good repair, attractive appearance and sound operating condition in compliance with the standards specified in the Operating Manual or otherwise specified from time to time orally or in writing by Franchisor Such maintenance shall include, without limitation:

             (a) regular and thorough cleaning and sanitation of the interior and exterior of the Restaurant;

             (b) prompt repair of any broken or damaged equipment, furnishings, signs, buildings or improvements;

             (c) replacement and/or refurbishing of worn out or outdated equipment, furnishings, signs, buildings or improvements; and

             (d) periodic painting and redecorating.

If Franchisee does not maintain the condition and appearance of the Restaurant as required by this Section and does not cure such deficiency within 30 days of its receipt of Franchisor's notice of the deficiency, Franchisor may, but shall not be required to, cause such deficiency to be corrected and Franchisee shall reimburse Franchisor for all associated costs and expenses. Franchisor's rights under this Section shall be in addition to and not in lieu of any other rights it may have under this agreement or applicable law.

            5.10 Alterations. Franchisee shall not make any material alterations to the Location or Restaurant nor shall the Franchisee make any material replacements of or alterations to the layout, leasehold improvements, fixtures, signs, equipment, accounting systems or appearance of the Restaurant without prior written approval by Franchisor, which approval shall not be unreasonably withheld or delayed. Franchisor shall have the right, in its sole discretion, and at the sole expense of the Franchisee, to rectify any material alterations to the Location or Restaurant not previously approved by Franchisor.

            5.11 Remodeling and Redecoration. Franchisee shall, from time to time as reasonably required by Franchisee (taking into consideration the cost and then remaining term of this agreement), make the reasonable capital expenditures necessary to extensively modernize the Restaurant and Location and to replace the furniture, fixtures, supplies and equipment. All such modernization or replacement must conform to Franchisor's then-current standards and specifications, and must be approved by Franchisor in writing. Franchisee shall commence and complete such remodeling, modernizing, redecorating and renovating within three months from the date that Franchisee receives written notice from Franchisor specifying the required remodeling, modernization, redecoration and renovation, and will diligently complete such remodeling, modernization, redecoration and renovation within a reasonable time after its commencement. Except as provided for in Section 5.9 of this agreement, Franchisee shall not be required to extensively modernize the Restaurant or Location or to replace or modernize the furniture, fixtures, supplies and equipment more than once, every five years during the term of this agreement.

            5.12 Compliance with Laws and Good Business Practices. Franchisee shall secure and maintain in force all required licenses, permits and certificates relating to the operation of the Restaurant and shall operate the Restaurant in full compliance with all applicable federal, state and local laws, ordinances and regulations. Franchisee shall pay promptly when due any and all taxes and assessments relating to the Restaurant. Franchisee agrees to use good business and advertising practices in the operation of the Restaurant.

            5.13 Notice of Action. Franchisee shall notify Franchisor in writing within five days of the commencement of any action, suit or proceeding, or of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, that might materially adversely affect the operation or financial condition of Franchisee or the Restaurant.

         6. Changes.

            6.1 Franchisee agrees and understands that Franchisor shall have the right to change or modify the Restaurant System, Marks, Operating Manual, Recipe Manual and Menu, the training programs, and the standards, procedures or requirements set forth in the Operating Manual, Recipe Manual and Menu or otherwise specified from time to time orally or in writing by Franchisor, and shall have the right to adopt new marks, standards, procedures or requirements or new product" or equipment to be sold or used by the Franchisee in the Restaurant System. Franchisee shall accept and use all such changes as if they were set forth in this agreement or the Operating Manual, Recipe Manual and Menu as of the execution of this agreement. Franchisee will make such expenditures as are reasonably required by such changes and shall do so within the time specified by Franchisor. Any changes or modifications to the Marks and any new marks shall be deemed Marks for all purposes of this agreement.

            6.2 Franchisee acknowledges and agrees that some of the required changes may be material and may involve the addition or substitution of new products, product lines, services or an alteration of the product and service mix of Franchisor's Restaurant System. Franchisor will give

Franchisee as much notice as is reasonably practicable in the circumstances in respect of any and all such material changes.

            6.3 Upon receipt of any such notice, Franchisee hereby agrees to comply with and carry out all such changes, modifications or additions at its own expense, promptly as required by and within the time specified by such notice.

         7. The Marks; Proprietary Information.

            7.1 Ownership of the Marks. The Marks are, and at all times shall remain, both during the term of this agreement and at all times thereafter, the sole and exclusive property of Franchisor, or in the case of the mark "HOMETOWN," Franchisor and its licenser. Subject to Section 5.1, Franchisee agrees to use the Marks in conjunction with its operation of the Restaurant as provided in this agreement, in the Operating Manual and as otherwise specified from time to time orally or in writing by Franchisor. Franchisee shall in no event use or authorize the use of the Marks in any other connection or for any purpose whatsoever. During the term of this agreement and after its expiration or termination, Franchisee shall not directly or indirectly contest, register or attempt to register with state or federal authorities as a trade name, trademark or service mark, or aid in contesting the validity or ownership of, the Marks or any copyrights of Franchisor. All goodwill associated with the Marks and Franchisor's copyrights, including any goodwill arising through Franchisee's activities, shall inure directly and exclusively to Franchisor, except as otherwise specifically provided by law.

            7.2 Litigation. Franchisee shall give Franchisor prompt notice of any observed or suspected infringement, challenge or claim or the commencement of any litigation or United States Patent and Trademark Office or other proceeding of which Franchisee has knowledge involving any of the Marks or Franchisee's right to use the Marks in operating the Restaurant. Franchisee shall not communicate with any person other than Franchisor and its counsel in connection with any such infringement, challenge or claim; provided, however, that Franchisee may communicate with such other persons as may be required to comply with a subpoena, court order or other order or requirement of a judicial proceeding or to make reasonable and prudent initial efforts to resolve any alleged infringement, challenge or claim. Franchisor shall have sole discretion to take such action as it deems appropriate and may, but shall not be required to, defend or prosecute any litigation or proceeding relating to the Marks or their use by Franchisee, in the name of either Franchisor or Franchisee, as Franchisor may elect. As to any litigation or proceeding that Franchisor shall defend or prosecute in connection with the Restaurant or the Marks, Franchisee shall extend such cooperation and execute such documents as Franchisor shall request.

            7.3 Nonexclusivity of License. Franchisee's rights to use of the Marks are nonexclusive, and Franchisor in its sole discretion has the right to use the Marks in the operation of its own business and to grant other licenses to use the Marks on any terms and conditions Franchisor deems fit.

            7.4 Registration. Franchisee acknowledges that the Marks are not now registered and may not qualify for registration with appropriate state authorities or with the United States Patent and Trademark Office, that third parties may have superior rights to use some or all the Marks, and that Franchisee may be prevented by law from using some or all of the Marks in operating the Restaurant. In such event, this agreement shall remain valid and binding, and Franchisor and Franchisee shall work together in good faith to determine such alternative marks as may be mutually agreeable to Franchisee and Franchisor under which to operate the Restaurant; provided, however, that if the parties fail to agree on alternative marks within 60 days of being prevented by law form using some or all of the marks, Franchisor shall designate appropriate marks that shall impart a similar connotation to that of the mark "HOMETOWN." Franchisor shall make best efforts to cause any currently pending application for registration of any of the Marks to be prosecuted diligently and in good faith.

            7.5 Offering of Securities. Franchisee shall not use any Mark in any private or public offering of its securities, except to reflect its franchise relationship with Franchisor, nor shall the Franchisee misrepresent, by any statement or omission of an essential statement, its relationship with Franchisor. Any offering memorandum, prospectus or registration statement proposed to be used in any such offering shall be submitted to Franchisor in substantially final form not less than five days prior to the circulation thereof for the limited purpose of permitting Franchisor to verify the Franchisee's compliance herewith.

            7.6 Proprietary Information.

                7.6.1 The term "Proprietary Information" refers to the Operating Manual, Recipe Manual and Menu (including trade secrets, know-how, methods, techniques, recipes and other information set forth in the Operating Manual, Recipe Manual and Menu), the curriculum of the training programs and all information or documents designated or treated as confidential by Franchisor. Franchisee acknowledges that it will have access to certain of the Proprietary Information in connection with its operation of the Restaurant and its performance of this agreement. All of the Proprietary Information shall remain the exclusive property of Franchisor or its affiliated entities. Franchisee shall not duplicate Proprietary Information without the express consent of Franchisor and shall not use the Proprietary Information except with respect to operation of the Restaurant.

                7.6.2 Franchisee shall not disclose the Proprietary Information to any other person except as provided below:

                      (a) Franchisee shall not disclose Proprietary Information
            to its employees without informing such employees of the confidential nature of the information and without taking all steps necessary to safeguard confidentiality, and any such disclosure shall be made only to such employees having a need for the Proprietary Information in order to perform their duties; and

                      (b) Franchisee shall not disclose the Proprietary
            Information to any person other than its employees, including without limitation affiliates, subcontractors, customers, licensees, consultants or prospective purchasers of Franchisee's business, without prior written consent of Franchisor.

                7.6.3 Franchisee agrees to maintain adequate security measures to control the use and handling of the Proprietary Information in order to minimize the risk of inadvertent disclosure. Such security measures shall include numbering of all Franchisee's copies of the Operating Manual, Recipe Manual and Menu and keeping track at all times of the location of, and person responsible for, each copy. All copies of the Operating Manual, Recipe Manual and Menu shall remain at the Restaurant at all times. At Franchisor's request, Franchisee shall require its stockholders, directors, officers, partners or employees to sign written confidentiality agreements pertaining to the Proprietary Information in such form as may be prescribed by Franchisor. With respect to any forms or other materials furnished by Franchisor to Franchisee for duplication, any copies Franchisee makes shall retain Franchisor's name, the Marks or any copyright notice or trademark designation found on the original of the form or other materials. At Franchisor's request, Franchisee will insert in any materials used by Franchisee that contain the Marks or are derived from written materials prepared by Franchisor a proprietary rights legend, copyright notice or trademark designation as specified by Franchisor.

                7.6.4 Franchisee acknowledges that any disclosure of any Proprietary Information will cause irreparable harm to Franchisor. If Franchisee violates any of the provisions of this agreement regarding Proprietary Information, Franchisor will be entitled to specific performance, including immediate issuance of a temporary restraining order or a preliminary or permanent injunction enforcing this agreement, and to any other remedies provided by applicable law.

         8. Payments.

            8.1 Franchise Fee. Franchisee shall pay Franchisor an initial franchise fee of $25,000 upon execution of this agreement. No part of the franchise fee shall be refundable, except as expressly provided in Sections 3.3 and 4.1.2 or as required by applicable law. The franchise fee and the time for payment of the franchise fee set forth herein are subject to adjustment as provided in the Multiple Unit Agreement.

            8.2 Continuing Payments. In addition to the initial franchise fee, Franchisee will make continuing payments to Franchisor as follows:

                8.2.1 For any partial Accounting Year (as defined below) and for each Accounting Year during the term of this agreement Franchisee shall pay Franchisor, commencing with the opening of the Restaurant, a weekly royalty based on the royalty rate set forth below on all the Gross Sales (as defined below) of Franchisee in connection with the Restaurant as set forth below:

         Annual Gross Sale                           Royalty Rate
         -----------------                           ------------
         $0 to $1,000,000                                 4%
         $1,000,001 to $2,000,000                         3%
         $2,000,001 and Over                              2%

The above rate is subject to adjustment as provided in the Multiple Unit Agreement. As used herein, Accounting Year shall mean the 52- or 53-week period, ending on the Wednesday nearest December 31, and divided into four periods of 16, 12, 12 and 12 or 13 weeks, as the case may be, or Franchisee's regular fiscal period.

         As used herein, Gross Sales shall mean the total of all amounts received in connection with the Restaurant, whether in cash, merchandise or services and all other income of any kind related to the Restaurant, including but not limited to (i) all products prepared and services performed at the Restaurant, (ii) sales and orders made, solicited or received at the Restaurant, and (iii) all other business whatsoever conducted or transacted at or from the Restaurant, including sales outside the Restaurant, whether evidenced by cash, check, credit, gift certificates, services, property or other means of exchange; provided, however, that Gross Sales do not include any sales taxes collected from customers by Franchisee for transmittal to the appropriate taxing authority. Gross Sales shall be deemed to be realized by Franchisee at the time of the sale or delivery of the products, merchandise or services by Franchisee, irrespective of when Franchisee actually receives payment therefor. Franchisor shall pay the royalty on a weekly basis on or before the close of business on Monday of each week for the week preceding the prior week. The royalty will be paid and submitted with the Franchisee's report of weekly Gross Sales in the form described in Section 10.1.

                8.2.2 Franchisor will bill Franchisee for all other amounts due under this agreement. Such amounts billed to Franchisee shall be due 30 days from the billing date, unless otherwise specified in this agreement.

                8.2.3 Without limiting any of Franchisor's other rights or remedies under this agreement or otherwise, if Franchisee shall fail to make any payment when due, Franchisee agrees to pay a late charge equal to the amount due times two percent per month from the date due until paid, or the highest charge allowed by law, whichever is less. Such late charges shall accrue notwithstanding the expiration or termination by either party of this agreement.

                8.2.4 Application of Payments. Franchisor shall have sole discretion to apply any payments by Franchisee to any past due indebtedness of Franchisee for royalty and continuing fees, advertising contributions if any), purchases from Franchisor or its affiliates, interest or any other indebtedness.

         9. Advertising.

            9.1 Advertising Fee. Franchisor reserves the right in the future to establish weekly advertising fees for Franchisor administered advertising and/or Franchisee administered cooperative advertising on a local, regional, national or international basis. If an advertising cooperative is not established, Franchisee shall pay a maximum of one-half of one percent of Franchisee's Gross Sales made during the period for which the advertising fee contribution is made. Such one-half of one percent shall be applied to the cost of production for menus, point of purchase materials and other advertising materials. If a media advertising cooperative is established in the ADIs in which Franchisee is operating, Franchisee shall pay a maximum of one-half of the royalties payable by Franchisee to Franchisor pursuant to Section 8.2.1 of this agreement (inclusive of the one-half of one percent for production). Franchisee will abide by the reasonable requirements (not in violation of the fee limitations described above) established by Franchisor and any cooperative for any advertising. Franchisor will be obligated to provide 90 days' written notice prior to establishing any advertising cooperatives.

             9.2 Telephone Directory Listings. Franchisee shall be required to continually advertise in the Yellow Pages under the listing of "restaurants." The format, size, and content of the listing will conform in all respects to the standards established by the Franchisor from time to time. Expenditures made by Franchisee for Yellow Pages advertising shall be in addition to all other advertising requirements of the Franchisee that may be imposed pursuant to
Section 9.1.

             9.3 Approved Advertising. Franchisee will not conduct any advertising, promotion, marketing, public relations or telemarketing program or campaign for its Restaurant unless and until Franchisor has given Franchisee prior written approval for all concepts, materials or media proposed for any such advertising, promotion, marketing, public relations or telemarketing program or campaign. Franchisee will not permit any third party to advertise its business, services or products on the premises of the Location without obtaining the prior written approval of Franchisor.

        10. Financial Statements; Maintenance of Books and Records: Inspections.

             10.1 Weekly Report. Franchisee will maintain an accurate written record of the daily Gross Sales of Franchisee in connection with the Restaurant and will remit a signed and verified statement of the Gross Sales generated by, at, as a result of or from the Restaurant using such forms as Franchisor may from time to time prescribe in writing. The statement of Gross Sales will be provided to Franchisor on Monday of each week for the week preceding the prior week and will accompany the Franchisee's payment of the weekly royalty fee pursuant to Section 8.2.1.

             10.2 Periodic Reports. Within 15 days after the end of each four or five week accounting period or Franchisee's regular four week accounting period, Franchisee will, at its expense, provide Franchisor with a balance sheet and statement of profit and loss for such accounting period, which will consist of a balance sheet, statement of profit and loss, statement of cash flows and explanatory footnotes.

             10.3 Annual Reports. Not later than 60 days after the end of each Accounting Year of Franchisee, Franchisee shall furnish to Franchisor a balance sheet profit and loss statement, statement of cash flows and explanatory footnotes with respect to the particular Accounting Year.

             10.4 Form of Reports. All financial statements provided to Franchisor by Franchisee will be presented in the form reasonably prescribed by Franchisor in writing, and will be categorized according to the standard chart of accounts developed and approved by Franchisor. These financial statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis. If Franchisee's annual financial statements are not certified by an independent certified public accountant, then, Franchisee's annual financial statements must be verified by Franchisee's President and Chief Financial Officer, or if Franchisee is not a corporation, then by Franchisee's Managing Partner or Chief Operating Partner and Franchisee's Chief Financial Partner.

             10.5 Records. Franchisee will maintain at its business address readily available for inspection by Franchisor (a) true, accurate and complete books of account and records, in conformity with generally accepted accounting principles, reflecting all sales made and other business activities of the Restaurant; (b) Franchisee's federal and state income tax returns and any state or local sales tax or equivalent returns; and (c) cash register tapes and daily sales reports. Franchisee shall retain all such books, records, reports and tax returns for at least three years from the closing dates of the periods to which they apply. Franchisee shall, at its expense, furnish copies of such reports and other information as Franchisor may require. Franchisee's in-store accounting system shall comply at all times with any standards, specifications and procedures from time to time established by Franchisor.

             10.6 Audits. Franchisor, by any representative designated by it, shall have the right, with or without prior notice to Franchisee, from time to time to inspect, examine, audit and copy such books, records, reports and tax returns at Franchisee's address. If any such examination or audit discloses that Franchisee, in any statement or payment furnished to Franchisor, has under-reported its Gross Sales in any period or failed to pay in full amounts due Franchisor, Franchisee shall pay Franchisor, upon five days' notice, the additional amount due to Franchisor as disclosed by such examination or audit plus a late charge equal to the amount due times two percent per month from the date on which such additional amounts should have been paid to the date of payment, or the highest charge allowed by law, whichever is less. In addition, if any such examination or audit discloses that Franchisee, in any statement or payment furnished to Franchisor, has under-reported its gross revenues by more than five percent, then, without affecting any rights or remedies Franchisor may have as a result of such violation, Franchisee shall pay to Franchisor the cost of the examination or audit.

Any payments due under this Section shall be in addition to and not in lieu of other remedies or rights to which Franchisor may be entitled under this agreement or applicable law.

             10.7 Inspections. Franchisor, by any representative designated by it, shall have the right, with or without prior notice to Franchisee, to visit periodically the Restaurant to examine and check Franchisee's compliance with the provisions of this agreement and the Operating Manual, Recipe Manual and Menu. This right shall include without limitation the right to (i) test and evaluate all equipment, food products, food ingredients, beverages and supplies and (ii) evaluate and interview any and all employees and agents of the Franchisee. If the Franchisor finds that any food, ingredients or supplies do not meet current Franchisor standards and requirements, the Franchisee shall immediately remove the same from the Restaurant, even if such removal results in the disposal of food products or ingredients held in its inventory.

         11. Additional Conditions.

             11.1 Other Locations. Franchisee shall conduct the business franchised by this agreement only at the Location or such substitute location as Franchisor may subsequently approve. Franchisee may not conduct the franchised business at any remote location through temporary stands or booths or any other means without the prior approval of Franchisor in writing; provided that Franchisee may conduct the franchised business through catering without such prior approval. Subject to the Multiple Unit Agreement, if Franchisee is in full compliance with this agreement and desires to operate a HomeTown Buffet restaurant at a location in addition to the Location, Franchisee may apply to Franchisor for a franchise for such location. If Franchisor determines in its sole discretion to grant the additional franchise, Franchisee will be required to pay the then-current initial franchise fee and enter into a separate franchise agreement (in the form then in use by Franchisor) for the additional franchise.

             11.2 Other Businesses. Franchisee may not own or operate any other franchises, or sell or offer to sell any goods or services, from the Restaurant or Location except those described in Sections 5.7 and 5.8. Franchisee will not permit any jukebox, video and electronic games, vending machines, coin or token operated machines (including pinball) or gambling devices to be used on premises of the Location other than pay telephones or those approved by the Franchisor in writing. Franchisee will not keep or offer for sale or allow employees to offer for sale at or near the Location any tickets, subscriptions, pools, chances, raffles, lottery tickets or pull tabs, except with the prior written approval of Franchisor.

             11.3 Independent Contractor. Nothing in this agreement shall be deemed to make Franchisee an agent of Franchisor for any purpose. Franchisee shall not hold itself out as an agent, legal representative, joint venturer, partner, employee, division or representative of Franchisor, and Franchisor shall not incur any liability by reason of any representation, act or omission of Franchisee. Franchisee in the operation of the Restaurant is an independent contractor operating its own business and is not authorized to make any contract, agreement, warranty or representation on behalf of Franchisor or to create any obligation express or implied on behalf of Franchisor.

             11.4 Indemnity.

                  11.4.1 Franchisee Indemnity. Franchisee shall defend, indemnify and hold Franchisor and its officers, directors, employees, agents, affiliates, successors and assigns harmless against any claims, losses or damages (including attorneys' fees at trial or on appeal or petition for review), fines, suits, proceedings, claims or losses of any nature arising out of or relating to, directly or indirectly, (a) the acts or omissions of Franchisee or its principals, agents or employees or the operation or condition of the Restaurant, Location or Restaurant Assets (as defined in Section 13.6.5) and (b) the breach of any provision of this agreement.

                  11.4.2 Franchisor Indemnity. Franchisor shall defend, indemnify and hold Franchisee and its officers, directors, employees, agents, affiliates, successors and assigns harmless against any claims, losses or damages (including attorneys' fees at trial or on appeal or petition for review), fines, suits, proceedings, claims or losses of any nature arising out of or relating to, or directly or indirectly, (a) the acts or omissions of Franchisor or its principals, agents or employees in connection with Franchisor's obligations under this agreement; (b) the breach of any provision of this agreement; (c) the acts or omissions of Franchisor or its principals, agents (excluding Franchisee) or employees in connection with Franchisor's obligations under any provisions of the Trademark License Agreement between Hometown Pharmacy Company, Inc. and S.W. Restaurants, Inc. dated effective April 29, 1991, the Stock Purchase Agreement between Buffets, Inc. and C. Dennis Scott dated November 9, 1990, the Assignment, Consent and Release Agreement between C. Dennis Scott and Joel C. Brown dated November 9, 1990, the Waiver and Termination Agreement between Evergreen Buffets Inc., Buffets, Inc., C. Dennis Scott and Joel C. Brown dated November 9, 1990, the Shareholders' Agreement between Buffets, Inc., C. Dennis Scott and Joel C. Brown dated January 17, 1989, and the Employment Agreement between Buffets, Inc. and C. Dennis Scott dated January 26, 1989; and (d) the acts, omissions or negligence of Franchisor or its principals, agents (excluding Franchisee) or employees related to any infringement actions with regard to any of the Marks.

            11.5 Corporate Franchisees. If Franchisee is, or becomes, a corporation, the following provisions apply:

                      (a) Franchisee represents and warrants that the persons
            listed on the attached Exhibit C are the holders of all the outstanding stock of Franchisee; and

                      (b) all stock certificates representing stock in
            Franchisee shall have conspicuously endorsed upon them a statement that the transfer of the certificate is subject to the restrictions of this agreement;

Franchisor in its discretion may waive some or all of the requirements of this
Section 11.5.

        12. Assignment.

            12.1 Transfers.

                 12.1.1 Franchisee shall not sell, assign, transfer or encumber (collectively referred to as "transfer") any right, license or franchise granted by this agreement, or its interest in the Restaurant, and shall not cause or permit any such transfer to occur by operation of law or otherwise without the express written consent of Franchisor, which consent shall not be unreasonably withheld. If Franchisee is a partnership, the admission of any new partner to the partnership, the withdrawal of a partner or the transfer of any partnership interest shall constitute a transfer of this agreement requiring Franchisor's consent. If Franchisee is a corporation, the issuance of 20 percent or more of the stock in the corporation or the transfer, by operation of law or otherwise, or redemption of 20 percent or more of the outstanding stock of the corporation shall constitute a transfer of this agreement requiring Franchisor's consent. Any attempted or purported transfer without Franchisor's prior written consent shall be void and shall constitute a material breach of this agreement. Except as set forth in Section 12.2, Franchisor shall not consent to such transfer unless the following conditions are met:

                        (a) Franchisor determines in its sole discretion that
            the transferee meets Franchisor's then-current standards for new franchisees, which may include subjective standards, as determined by Franchisor in its sole discretion;

                        (b) the transferee's cost of acquiring the transferred
            rights, license, franchise or assets will not impair its ability to continue operation of the Restaurant; and

                        (c) Franchisee shall not be in default under this
            agreement.

                 12.1.2 No such transfer shall become effective unless and until each of the following conditions are satisfied:

                        (a) the transferee shall have executed Franchisor's
            then-current form of franchise agreement for the same royalty, continuing fees and advertising fees (if any) required hereunder and for a term equal to the remaining term of this agreement and the transferee shall be required to pay additional fees not specified or provided for in this agreement but which are required to be paid to Franchisor pursuant to the terms of the Franchisor's then-current franchise agreement. As a condition of such transfer, the transferee shall have paid to Franchisor a transfer fee to defray Franchisor's costs for supervision, administrative, overhead, legal, accounting and other expenses associated with the transfer. The transfer fee shall equal 50 percent of the initial franchisee fee payable under Franchisor's then-current franchise agreement and shall be paid in lieu of any payment of a franchise fee;

                        (b) a Designated Manager and assistant manager of the
            transferee shall have attended and completed, to Franchisor's satisfaction, the training program described by Section 4.1 and shall have paid Franchisor the then-current manager training tuition for each manager attending the course;

                        (c) Franchisee shall execute an agreement in form
            satisfactory to Franchisor by which Franchisee shall release Franchisor from all claims and liabilities (except to the extent such a release is limited by applicable law) and shall agree to indemnify and hold Franchisor harmless from all claims by the transferee arising from or relating to the transfer, including without limitation, claims arising from or relating to any misrepresentations made by Franchisee to the transferee;

                        (d) Franchisee shall have continued to be in compliance
            with the requirements of this agreement through the date of transfer and shall have paid all amounts to Franchisor that have accrued under this agreement or otherwise as of the date of transfer;

                        (e) if the transferee is a corporation, the transferee
            and its shareholders shall have satisfied the requirements of
            Section 11.5; and

                        (f) if required by the terms of the lease, mortgage or
            deed of trust, the lessor, mortgagee or trustee, as the case may be, shall have consented to the Franchisee's assignment, sublease or transfer of said premises to the transferee.

                 12.1.3 If Franchisee is a corporation or partnership, Franchisor in its discretion may waive some or all the requirements of Sections
12.1.1 and 12.1.2 if (a) the transfer will not involve a change in ownership or control of 50 percent or more of the corporation or partnership; (b) the transferor is not the Designated Manager and the transfer will not otherwise cause a change in the Designated Manager; and (c) the remaining partners or shareholders as a group satisfy Franchisor's-then-current requirements for new franchisees, notwithstanding the inability of the transferee to satisfy individually such requirements.

            12.2 Assignment to Corporation. Notwithstanding any provision of
Section 12.1, if Franchisee is an individual or a partnership, Franchisee may assign this agreement to a corporation upon giving notice to Franchisor, provided that Franchisee, if an individual, or the partners in Franchisee, if a partnership, are the legal and beneficial owners of all the stock of the transferee corporation and provided also that the transferee corporation and each of its shareholders comply with all the requirements of Section 11.5.

            12.3 Franchisor's Right of First Refusal. Franchisor shall have a right of first refusal to purchase the Restaurant and the franchise granted by this agreement, which may be exercised as follows: If Franchisee shall receive any bona fide offer for the franchise or any interest in the ownership thereof or of a substantial portion of the assets of the Restaurant, which offer Franchisee is ready and willing to accept, Franchisee shall promptly give Franchisor written notice of the terms and conditions of such offer in the form of a written and signed offer to Franchisee from the prospective purchaser. Franchisor shall have a right of first refusal to purchase the rights and assets subject to the bona fide offer from Franchisee upon substantially the same terms and conditions stated in the notice and may exercise such right of first refusal by giving notice to Franchisee within 30 days after receipt by Franchisor of such notice. If Franchisor does not exercise its right of first refusal within the prescribed time, Franchisee may sell the rights and assets subject to the bona fide offer to any transferee approved by Franchisor pursuant to Section 12.1, provided that such sale may not be on terms and conditions more favorable to the transferee than those offered to Franchisor and provided that such sale is closed within 60 days of the notice to Franchisor of the bona fide offer.

            12.4 No Waiver or Release of Existing Claims. Franchisor's consent to an assignment of any interest subject to the restrictions of this Section 12 shall not constitute a waiver of any claims it may have against the assignor, nor shall it be deemed a waiver of Franchisor's right to demand exact compliance by the assignee with any of the terms or conditions of this agreement or the franchise.

            12.5 Assignment by Franchisor. This agreement may be assigned and transferred by Franchisor and shall inure to the benefit of Franchisor's successors and assigns. Franchisor will provide Franchisee with written notice of any assignment or transfer, and the assignee will be required to fully perform Franchisor's obligations under this agreement.

            12.6 Rights Upon Death or Incapacity. The foregoing notwithstanding and except as provided below or as otherwise required by law, the heirs, successors, executor, administrator, guardian, personal representative or trustee of Franchisee, or of any partner or shareholder of a Franchisee, shall succeed to the same rights, obligations and liabilities under the Franchise Agreement as Franchisee.

         If a deceased or mentally incapacitated Franchisee or any partner or shareholder of Franchisee is not the Designated Manager and the remaining shareholders or partners and the deceased or incapacitated Franchisee's heirs or successors as a group meet the then-current standards for new Franchisees, which may include subjective standards applied in Franchisor's sole discretion, then no transfer fee shall be charged to Franchisee or its heirs or successors.

         If Franchisee or any partner or shareholder of Franchisee is the Designated Manager, immediately following the death or mental incapacity of such Franchisee, or of any Designated Manager with a 50% or a majority interest in a corporate or partnership Franchisee, or during any period in which the Restaurant is owned by an executor, administrator, guardian, personal representative or trustee of that person, the day-to-day operation of the Restaurant may be conducted under the supervision of an interim manager satisfactory to Franchisor, pending transfer of the interest in the Restaurant to the deceased or incapacitated individual's lawful heirs or successors. The successor Designated Manager shall be designated by the executor, administrator, guardian, personal representative or trustee, or by any other responsible person within 30 days of the death or incapacity, and shall satisfactorily complete training within 90 days of the death or incapacity, and pay for such training at the same cost as transferee Designated Managers. Prior to the satisfactory completion of training of the successor Designated Manager, Franchisor may, in its sole discretion, provide a manager for the franchised business, for which Franchisor shall be reimbursed by Franchisee, within 15 days of the end of any calendar month, for all compensation, training and maintenance costs incurred by Franchisor in providing the manager.

         Within 30 days after the franchise is transferred by law to Franchisee's or Franchisee's partner's or shareholder's heirs or successors, the heirs or successors must notify Franchisor in writing and make application for approval for assignment of the franchise. The application for assignment shall be subject to the same conditions, procedures and costs as assignment of any franchise, except that there shall be no transfer fee or new franchise fee payable.

         13. Term; Renewal; Termination.

             13.1 Term. The term of this agreement shall commence on the date first written above and shall continue for 20 years thereafter unless sooner terminated pursuant to Section 13.4 or 13.5.

             13.2 Renewal. Franchisee may request renewal of the franchise granted by this agreement for two successive terms of five years each, by giving Franchisor written notice at least 270 days before the expiration of this agreement. Upon such request, Franchisor shall renew Franchisee's franchise unless:

                  (a) Franchisor is entitled to terminate this agreement pursuant to Section 13.4;

                  (b) Franchisor is withdrawing from distributing its products and services through franchises in the geographic market served by Franchisee; or

                  (c) Franchisee fails to satisfy Franchisor's then-current standards for new franchisees.

         If Franchisor intends not to renew the franchise for any of the above reasons, Franchisor will so notify Franchisee not later than 180 days (or earlier if required by applicable law) before the expiration of this agreement of its intent not to renew and its reasons.

         If Franchisor grants Franchisee's request for renewal, renewal shall be for such period, on such terms and conditions and with such fees and royalties as set forth in Franchisor's then-current standard form of franchise agreement, which may specify terms and conditions different from those stated in this agreement with respect to such matters as training, management, standards of quality, continuing payments by Franchisee, reporting, assignment, term, renewal, termination and other material matters. Upon renewal, Franchisee shall execute and be bound by Franchisor's then-current standard form of franchise agreement. Franchisee, however, shall not be required to pay Franchisor a renewal fee or the initial franchise fee as a condition of renewal. Before a renewal term begins, Franchisee shall remodel and upgrade the Restaurant, including without limitation inventory, supplies, furnishings, equipment, fixtures, signs, buildings and improvements, as reasonably requested by Franchisor to meet the standards then being required of new franchisees by Franchisor, and Franchisee's Designated Manager and at least one assistant manager shall attend and complete, to Franchisor's satisfaction, a manager training refresher course.

            13.3 Extension. If Franchisee fails to give notice of its election to renew the franchise as required by Section 13.2 and Franchisor nonetheless permits Franchisee to continue to operate the Restaurant using the Marks or the Proprietary Information, all the terms and conditions of this agreement shall be deemed to be extended on a month-to-month basis. In such event, Franchisor or Franchisee may terminate this agreement, effective the last day of any calendar month, upon giving the other party 30 days' written notice. If Franchisor fails to give notice of intent not to renew as required by Section 13.2 or applicable law, Franchisor may extend the term of this agreement for a limited period sufficient to satisfy the required time for notice of intent not to renew.

            13.4 Termination by Franchisor upon Event of Default. Franchisor may terminate this agreement upon any material occurrence of any of the following events of default if Franchisee has failed to cure any such default within 30 days of notice of default (or such other specified period) or if such default cannot reasonably be cured within 30 days (or other specified period), has failed to initiate within 30 days (or other specified period) substantial and continuing action to cure such default:

                (a) failure of Franchisee to cure its failure to pay any payment required under this agreement within 10 days after receipt of notice from Franchisor that payment is overdue;

                (b) dissolution, termination of existence, insolvency on a balance sheet basis or business failure of Franchisee; the commencement by Franchisee of a voluntary case under the federal bankruptcy laws or under any other federal or state law relating to insolvency or debtor's relief; the entry of a decree or order for relief against Franchisee in an involuntary case under the federal bankruptcy laws or under any other applicable federal or state law relating to insolvency or debtor's relief; the appointment or the consent-by Franchisee to the appointment of a receiver, trustee or custodian of Franchisee or of any of Franchisee's properties associated with the Restaurant; an assignment for the benefit of creditors by Franchisee, the making or suffering by Franchisee of a fraudulent transfer under applicable federal or state law; concealment by Franchisee of any of its property in fraud of creditors; or Franchisee's failure, generally, to pay its debts as such debts become due (the events of default stated in this subsection (b) refer to the occurrence of such event with respect to Franchisee, any partners in Franchisee or any shareholder of Franchisee);

                (c) cessation by Franchisee of business operations at the
         Restaurant:

                (d) except as provided in Section 5.6 concerning closure due to force majeure or remodeling, repair or alteration, closing of the Restaurant for a period of 30 or more consecutive days;

                (e) except as provided in Section 2.2 of this agreement, loss by Franchisee of the right to occupy the Restaurant premises by termination of its lease of the premises, by the sale or foreclosure of the premises or by any other means;

                (f) failure by Franchisee to comply in all respects material to the ownership or operation of the Restaurant with any federal, state or local law or regulation applicable to the operation of the

         Restaurant, unless after 30 days' notice of noncompliance from Franchisor or from any federal, state or local governmental authority Franchisee has resolved such noncompliance, or if such noncompliance cannot reasonably be cured within 30 days, has initiated within 30 days substantial and continuing action to cure such noncompliance;

                (g) the conviction of Franchisee, any partner in Franchisee or any shareholder of Franchisee of any felony or of other criminal misconduct relevant to the operation of the Restaurant;

                (h) failure of Franchisee to meet the requirements of Section
         3.3 or 4.1.2 of this agreement;

                (i) violation by Franchisee of any other provision of this agreement;

                (j) repeated material occurrences of one or more events of default under this agreement, whether or not corrected after notice;

                (k) Franchisee has made a material misrepresentation relating to the acquisition of the franchise granted by this agreement;

                (l) Any breach of Franchisee of any franchise agreement entered into between Franchisor and Franchisee or other event, occurrence or circumstance, which breach, event, occurrence or circumstance constitutes grounds under such franchise agreement for the Franchisor to terminate such franchise agreement; and

                (m) any other event or reason specified by applicable law as a basis for terminating a franchise by a franchiser.

           13.5 Termination by Franchisee. Franchisee shall have the right to terminate this agreement only if Franchisor violates any of the material provisions of this agreement in a manner that justifies such termination under applicable law and Franchisor has failed to remedy such violation within 30 days after receiving written notice from Franchisee specifically describing such violation.

           13.6 Effect of Termination. Either party's right to terminate this agreement shall be in addition to and not in lieu of any other rights or remedies that the parties may have under this agreement or applicable law. The obligations and status of Franchisee after the expiration or termination of this agreement are as follows:

                 13.6.1 Within 10 days following the effective date of expiration or termination of this agreement, Franchisee shall pay all amounts due to Franchisor, including royalty fees and advertising fees with respect to operation of the Restaurant up to and including the effective date of expiration or termination and all other amounts due Franchisor under this agreement or otherwise. Franchisee shall provide Franchisor with the reports required by Sections 10.1 and 10.2 as if the effective date of termination were the last day of Franchisee's fiscal year.

                 13.6.2 After the effective date of termination, Franchisee shall continue to be bound by the provisions of this Section 13.6 and Sections 7.l, 7.6, 8.2.3, 10.5, 10.6, 10.7, 11.4, 14 and 16.

                 13.6.3 Franchisee shall no longer hold itself out as a franchisee of Franchisor and shall discontinue all use of the Marks (or any names, words or symbols similar to the Marks or colorable imitations of the Marks), the Proprietary Information or any other materials provided by Franchisor. Franchisee shall take all steps necessary to disassociate itself from Franchisor and the Restaurant System, including the removal and destruction of any items bearing any of the Marks, including without limitation interior and exterior signs, menus, paper products, novelty items, clothing, souvenir and merchandise, unless such items are returned to or purchased by Franchisor pursuant to Section 13.6.4 or 13.6.5. Franchisee shall make reasonable alterations to the exterior and interior of the Restaurant as Franchisor deems necessary to prevent the appearance that the Restaurant is or was a HomeTown Buffet restaurant. If Franchisee fails to make such alterations, Franchisor may enter upon the premises and make such alterations at Franchisee's expense without incurring any liability to Franchisee. Franchisee shall cease to use any telephone number listed under any name incorporating any of the Marks or similar words and shall instruct the telephone company to forward any calls to a number specified by Franchisor.

                 13.6.4 Franchisee shall return promptly to Franchisor all copies of the Operating Manual, Recipe Manual and Menu, together with all other materials, forms, training and promotional materials and aids and other written materials furnished by Franchisor and all copies of any of the foregoing. Franchisor shall have the right to enter upon Franchisee's premises to remove such materials.

                 13.6.5 Upon expiration or termination of this agreement for any reason, Franchisor shall have the option to purchase at fair market value from Franchisee the Restaurant, including all inventory, supplies, furnishings, equipment, fixtures, land, buildings and improvements (collectively the "Restaurant Assets"), and to require assignment by Franchisee to Franchisor of any and all leases, mortgages or deeds of trust for any of the Restaurant Assets. Franchisor may exclude from the Restaurant Assets any property that does not meet the specifications or standards set forth in the then-current operating manual, or for which no standards or specifications are set forth in the then-current operating manual. Franchisor may exercise its option under this subsection by giving written notice of intent to purchase to Franchisee before, or within 30 days after, termination or expiration of this agreement. Fair market value shall be determined by the parties within 30 days of Franchisee's receipt of Franchisor's notice or of the effective date of termination or expiration, whichever is later. Subject to the requirements of applicable law, fair market value shall be based upon the value of the Restaurant Assets, but shall not include the value of the HomeTown Buffet franchise, the Proprietary Information or any element of good-will associated with the Marks or the franchise. If the parties are unable to agree upon the fair market value, it shall be determined by an independent appraiser chosen by the parties. If the parties are unable to agree upon a single appraiser within 40 days of Franchisee's receipt of Franchisor's notice or within 40 days of termination or expiration, whichever is later, the parties shall each choose an appraiser and the two appraisers shall choose a third. If all three appraisers have not been chosen within the 40-day period, the unappointed appraiser shall be appointed, upon petition by either party, by any court of record in the county in which the Restaurant is located. Each appraiser shall submit an appraisal of the Restaurant Assets within 30 days of appointment of all the last appraiser. The highest and lowest of the three appraisals shall be disregarded and the third appraisal shall control. Franchisor and Franchisee shall share equally the cost of the single or third appraiser, but shall each separately bear the cost of their respectively selected appraisers. The closing of the purchase shall occur within 30 days of the determination of fair market value, and the purchase price shall be paid in cash. Franchisor may offset the purchase price for the Restaurant Assets against amounts due it from Franchisee under this agreement.

                 13.6.6 Franchisee shall not be entitled to any refund of the franchise fee or other amounts paid under this agreement unless expressly required by this agreement or applicable law.

            13.7 Applicable Law. The applicable laws of some states require notice periods greater than those set forth in this agreement for termination or nonrenewal, limit the reasons for termination or nonrenewal or impose other requirements pertaining to this agreement. If any provisions of this agreement are inconsistent with applicable law, and if such, applicable law cannot be superseded by agreement of the parties, they shall not be effective and Franchisor and Franchisee shall comply with applicable law regarding such matters.

        14. Noncompetition.

            Franchisee for itself (and, if a corporation, for its shareholders and, if a partnership, for its partners), for its officers and for any affiliate under the control of, or controlled by or under common control with Franchisee, covenants and agrees that during the term of this agreement and during the period of two years commencing on the date of expiration or termination for any reason of this agreement, it will not, either directly or indirectly, (a) engage in any business similar to the Restaurant, including any restaurant business that involves a pure buffet style restaurant that does not include waitperson service or the service of separate entree menu items, as officer, director, manager, owner, investor, consultant, employee or in any other capacity within 25 miles of the Location of the Restaurant or the location of any HomeTown Buffet restaurant, or (b) hire any person from, or solicit or induce any person to leave his employment with Franchisor or any HomeTown Buffet restaurant. If Franchisee shall become associated with any business similar to the business franchised under this agreement in violation of this Section or shall hire any person from or solicit or induce any person to leave his employment with Franchisor or any HomeTown Buffet restaurant, the parties agree that Franchisor's remedy at law would be inadequate and that Franchisor shall be entitled to injunctive relief. The restrictions contained in this Section shall not apply in cases where Franchisee's sole relationship with or activity with a competing business is ownership of less than five percent of any class of the outstanding equity securities of any corporation whose stock is publicly traded. Franchisee acknowledges and understands that Franchisor's rights to develop the Restaurant System are limited by the terms of certain agreements concerning Old Country Buffet restaurants. Franchisee acknowledges and understands that, until November 9, 1992, these agreements limit the location of the Restaurant and require that no HomeTown Buffet restaurant be located in Washington, in the State of Oregon at any latitude north of the City of Cottage Grove, Oregon, or within twenty-five (25) miles of any Old Country Buffet restaurant located in any state in the United States, except for Arizona, Colorado and California.

         15. Arbitration.

             Except as specifically otherwise provided in this agreement, the parties agree that any and all disputes between them, and any claim by either party that cannot be amicably settled, shall be determined solely and exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, the award rendered by the arbitrator shall be binding between the parties, and judgment on such award may be entered in any court having jurisdiction. Absent other agreement by the parties, all arbitration proceedings shall be conducted in Boise, Idaho and the arbitration award shall be rendered within 30 days of the conclusion of the arbitration hearing. This agreement to arbitrate shall not prevent either party from applying to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm pending the selection and confirmation of the arbitrators.

         16. General Provisions.

             16.1 Franchisee's Warranty. Franchisee and Franchisor each warrant and represent for itself and not for the other that it has the authority and ability to enter into and perform this agreement and that it has not made any prior inconsistent commitments or agreements.

             16.2 Notices. Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered or mailed by certified or registered mail return receipt requested, or Express Mail, or sent via recognized national or international courier, postage or fees prepaid to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party pursuant to this Section:


           Notices to Franchisor:             HomeTown Buffet, Inc.
                                              9171 Towne Centre Dr.  #260
                                              San Diego, California 92122

           Notices to Franchisee:             HTB Restaurants, Inc.
                                              1010 West 2610 South
                                              Salt Lake City, Utah 84119

           With copies to:                    Attn:  General Counsel
                                              Attn:  Chief Financial Officer

All Notices shall be effective upon receipt or refusal.

             16.3 Integration. This agreement and any referenced attachments) exhibits or schedules (which are incorporated herein by this reference) are the entire agreement between the parties and supersede all previous agreements or understandings between them. This agreement may be modified only in writing signed by both parties. The parties acknowledge that they are also parties to the Multiple Unit Agreement, and may become parties to other franchise agreements and other agreements on related matters in the future.

             16.4 Governing Law and Construction. This agreement shall be governed and construed under the laws of the state in which the Restaurant is to be located. The parties intend that this agreement comply with the requirements of all applicable laws. If in any judicial or arbitration proceeding a court or arbitrator shall refuse to enforce all the provisions of this agreement, any unenforceable provisions shall be deemed eliminated from this agreement for the purpose of that proceeding as is necessary to permit the remainder of the agreement to be enforced in that proceeding.

             16.5 Waiver. Any waiver with respect to the provisions of this agreement shall not be effective unless in writing and signed by the party against whom it is asserted. No such driver shall constitute a waiver of any subsequent breach or default.

             16.6 Binding Effect. Except as provided in Section 12, this agreement shall inure to the benefit of and bind the heirs, executors, administrators, successors and assigns of the respective parties.

             16.7 Captions. The captions of the sections of this agreement have been inserted for descriptive purposes only and shall not be considered part of the provisions of this agreement.

             16.8 Severability. If any provision of this agreement is held invalid or unenforceable, the scope of such provision shall be deemed modified and diminished to the extent necessary to render it valid and enforceable. In any event, invalidity or enforceability of any such provision shall not affect any other provision of this agreement, and this agreement shall be construed and enforced as if such invalid or unenforceable provision had not been included.

             16.9 Equally Favorable Treatment. In the event that more favorable provisions, terms and conditions are afforded any other HomeTown Buffet franchisee (other than a current or former officer, director, key employee or affiliate of Franchisor or any corporation or partnership whose principals involve any of the foregoing) whether prior to or subsequent to the execution of this agreement, Franchisee shall receive the benefits of such provisions, terms and conditions from the later of execution of this agreement or execution of a franchise agreement with such other franchisee until the termination of this agreement.

             16.10 Acknowledgement. Franchisee hereby acknowledges and warrants that the following dates are true and correct with respect to its investigation and purchase of a HomeTown Buffet franchise:


1. The date of my first face-to-face meeting with Franchisor to discuss the possible purchase of a franchise was:

      8/28/91                               (illegible) -- Vice President
   --------------                           -----------------------------
   Month/day/year                               Signature and title

2. The date on which I received a Disclosure Statement (or Uniform Franchise Offering Circular), about the Franchisor:

      8/26/91                               (illegible) -- Vice President
   --------------                           -----------------------------
   Month/day/year                               Signature and title

3. The date I received a completed copy (other than signatures) of the Franchise Agreement was:

      6/1/92                                (illegible) -- Vice President
   --------------                           -----------------------------
   Month/day/year                               Signature and title

4. The date on which I delivered cash, check or other consideration in the amount of $15,000.00, to the Franchisor was:

      8/24/93                               (illegible) -- Vice President
   --------------                           -----------------------------
   Month/day/year                               Signature and title

5. No oral, written or visual claim or representation, which contradicted the Disclosure Statement (or Uniform Franchise Offering Circular) was made to me except:

                                      None
- --------------------------------------------------------------------------------
            (If none, the prospective Franchisee will write "none.")

6. No oral, written or visual claim or representation, which stated or suggested any sales, income or profit levels, was made to me except:

                                      None
- --------------------------------------------------------------------------------
            (If none, the prospective Franchisee will write "none.")

            16.11 Disclaimer. NO PERSON HAS ANY AUTHORITY TO MAKE ANY REPRESENTATION OR PROMISE ON BEHALF OF EITHER PARTY NOT SPECIFICALLY STATED IN THIS AGREEMENT, AND THIS AGREEMENT HAS NOT BEEN EXECUTED BY EITHER PARTY BASED UPON ANY REPRESENTATION OR PROMISE NOT SPECIFICALLY STATED IN THIS AGREEMENT. WITHOUT LIMITATION, NO REPRESENTATION OR GUARANTEE HAS BEEN OR IS MADE TO FRANCHISEE THAT THE RESTAURANT WILL BE SUCCESSFUL OR THAT FRANCHISEE WILL EARN ANY SPECIFIED AMOUNT IN CONNECTION WITH IT. IT IS SPECIFICALLY UNDERSTOOD AND RECOGNIZED THAT THE SUCCESS OF THE RESTAURANT, AS OF MANY OTHER BUSINESSES, IS SPECULATIVE IN NATURE AND DEPENDS TO A SUBSTANTIAL DEGREE UPON FRANCHISEE'S ABILITIES AS WELL AS UPON ECONOMIC CONDITIONS AND MANY OTHER FACTORS.


                             FRANCHISOR:       HOMETOWN BUFFET, INC.,
                                               a Delaware corporation


                                               By:     (illegible)
                                                   --------------------
                                               Title:  President
                                                     ------------------
                                               Date:   8/25/93
                                                    -------------------


                                               By:     (illegible)
                                                  ---------------------
                                               Title:  CFO
                                                     ------------------
                                               Date:   8/25/93
                                                    -------------------


                             FRANCHISEE:       HTB RESTAURANTS, INC.,
                                               a Delaware corporation

                                               By:     (illegible)
                                                   --------------------
                                               Title:  Vice President
                                                     ------------------
                                               Date:   8/23/93
                                                    -------------------


                                               By:     (illegible)
                                                  ---------------------
                                               Title:  Chairman
                                                     ------------------
                                               Date:   8/23/93
                                                    -------------------

                                                                       EXHIBIT A



                           HomeTown Buffet (stylized)

                                                                       EXHIBIT B


                                    LOCATION

                                                                       EXHIBIT C

                                SHAREHOLDER LIST


         JB' s Restaurants, Inc.

              ACKNOWLEDGEMENT OF RECEIPT OF COMPLETED AGREEMENTS


         The undersigned, personally and as an officer of or partner in the proposed franchisee if applicable), does hereby acknowledge receipt of the following agreements:

         Franchise Agreement

with all blanks completely filled in an any and all exhibits or addendums in the completed form in which they are intended to be executed by the undersigned. (Note: This receipt must be signed and dated at least five business days before the undersigned executes the Franchise Agreement. Do not sign and return documents until five business days have elapsed from the date of this receipt.)

                          DATED:  8/24, 1993
                                  ----
FRANCHISEE:


HTB Restaurants, Inc., a Delaware corporation


By:   (illegible)
   --------------------

Its:  Vice President
    -------------------

(Attach additional signatures if necessary. If franchise is to be owned jointly or as community property by husband and wife, both must review all documents and sign. All partners of a partnership franchisee and the shareholders of a corporate franchise must review all documents and sign individually and on behalf of the entity).